Exhibit 16.1

March 9, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees dated March 8, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP